Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES RESIGNATION OF

RALPH M. GIBSON, M.D., DIRECTOR

Riverhead, New York, June 30, 2006, — Suffolk Bancorp (NASDAQ - SUBK) today announced that at its regular meeting of the Board of Directors held on June 26, 2006, Ralph M. Gibson, M.D. tendered, and the Board of Directors, accepted his resignation as Director of Suffolk Bancorp and its banking subsidiary, Suffolk County National Bank. It will be effective on September 30, 2006.

Dr. Gibson is a physician in private practice in East Hampton, New York. He commented, “It is with sadness and regret that I must resign from the Boards of Suffolk Bancorp and Suffolk County National Bank. I am committed to providing the best possible care to my patients, and regrettably, my time commitment to Suffolk has affected patient care in ways that I did not anticipate when I joined the Board in 2003.” He went on to say, “I will always be a supporter and client of Suffolk and hope that they will call on me for any assistance they might require on the East End of Long Island.”

Chairman, President and Chief Executive Officer, Thomas S. Kohlmann responded, “Though we at Suffolk might have hoped for his continued guidance and participation, we understand and admire Dr. Gibson’s commitment to his patients. His resignation not withstanding, we know that our Bank will have a good friend in Dr. Gibson, as will he in us.”

Suffolk has no immediate plans to replace Dr. Gibson.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 27 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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